Gran Tierra Energy Inc. Announces Record First Quarter 2013 Results

Major Oil Discovery in Peru; Production, Revenue, Net Income and Funds Flow from Operations Reach New Highs

CALGARY, Alberta, May 6, 2013, Gran Tierra Energy Inc. (“Gran Tierra Energy”) (NYSE MKT: GTE, TSX: GTE), a company focused on oil and gas exploration and production in South America, today announced its financial and operating results for the quarter ended March 31, 2013. All dollar amounts are in United States ("U.S.") dollars unless otherwise indicated.

Financial and operating highlights for the quarter include:

•
Quarterly oil and natural gas production net after royalty (“NAR”) and adjusted for inventory changes, was a record 23,424 barrels of oil equivalent per day (“BOEPD”), an increase of 40% from the comparable period in 2012. Alternative transportation arrangements to minimize the impact of pipeline disruptions in Colombia, a decrease in oil inventory in Colombia, and production from new wells in Colombia and Argentina all had a positive impact on production in 2013. Production before inventory adjustments in April 2013 averaged approximately 22,000 BOEPD NAR;

•	Revenue and other income for the quarter was a record $205.4 million, a 32% increase over the comparable period in 2012;

•
Net income was $57.9 million, representing $0.21 per share basic and $0.20 per share diluted, compared with loss of $0.3 million, or $0.00 per share basic and diluted, in the comparable period in 2012;

•	Funds flow from operations increased to a record $108.6 million from $78.9 million in the comparable period in 2012;

•	Cash and cash equivalents were $235.9 million at March 31, 2013, compared with $212.6 million at December 31, 2012;

•
Continued the development of the Moqueta field in the Putumayo Basin, Colombia. Moqueta-9D was drilled and has defined the northern margin of the main Moqueta oil accumulation. Moqueta-10 has begun drilling;

•
Completed drilling and successfully tested the Bretaña Norte 95-2-1XD exploration well in Block 95, Peru. Gran Tierra Energy has completed drilling of the horizontal side-track extension of the Bretaña Norte 95-2-1XD oil discovery well, with a short test expected in May. Plans to initiate long-term testing of the horizontal sidetrack well in the first quarter of 2014 continue;

•	In Brazil, the horizontal multi-stage fracture stimulation exploration drilling program in the Recôncavo Basin onshore Brazil is ongoing, with results of the program expected mid-year; and,

•
In Argentina, plans are underway to drill a second horizontal multi-stage fracture stimulated well in the third quarter of 2013 after the successful production test of the PMN-1117 horizontal multi-stage fracture stimulated well in late 2012.

“Gran Tierra Energy is having an outstanding start to the year with a major new oil exploration well success in Peru, and record levels of production and sales,” commented Dana Coffield, President and Chief Executive Officer of Gran Tierra Energy. “Operationally, we believe the northern boundary of the Moqueta field has now been successfully defined with the Moqueta-9D appraisal well. The balance of this year will focus on increasing water injection for pressure support and increasing production capacity from the field. Once permits are in place, we can then direct our attention to appraising the eastern flank of the Moqueta structure, which remains undrilled. In Peru, the evaluation of our Bretaña Norte oil discovery continues, with initial testing of our well extension expected in the coming month, preliminary field development planning initiated, and long-term testing expected to begin within a year. Our exploration program in the onshore Recôncavo Basin in Brazil, testing a new play with horizontal drilling and multi-stage fracture stimulation, is ongoing with results expected mid-year,” concluded Coffield.

Production review

	Three Months Ended March 31, 2013				Three Months Ended March 31, 2012
(Barrels of Oil Equivalent)	Colombia	Argentina	Brazil	Total	Colombia	Argentina	Brazil	Total
Gross production	2,183,491	331,216	79,913	2,594,620	1,865,648	293,328	13,906	2,172,882
Royalties	(576,939)	(39,799)	(9,706)	(626,444)	(485,858)	(33,721)	(1,828)	(521,407)
Inventory adjustment	139,774	6,596	(6,373)	139,997	(128,630)	272	445	(127,913)
Production, NAR	1,746,326	298,013	63,834	2,108,173	1,251,160	259,879	12,523	1,523,562

Production per day, NAR (BOEPD)	19,404	3,311	709	23,424	13,749	2,856	137	16,742

Financial review

	Three Months Ended March 31,
	2013	2012	% Change
Revenue and Other Income ($000s)	$205,371	$155,951	32
Net Income (Loss) ($000s)	$57,913	$(313)	—
Net Income (Loss) Per Share - Basic	$0.21	$0.00	—
Net Income (Loss) Per Share - Diluted	$0.20	$0.00	—

Net income (loss) reconciled to funds flow from operations(1) is as follows:

	Three Months Ended March 31,
Funds Flow From Operations - Non-GAAP Measure ($000s)	2013	2012

Net income (loss)	$57,913	$(313)
Adjustments to reconcile net income (loss) to funds flow from operations
Depletion, depreciation, accretion and impairment	58,412	60,367
Deferred taxes	(7,450)	(5,250)
Stock-based compensation	2,067	3,192
Unrealized foreign exchange (gain) loss	(6,744)	21,351
Settlement of asset retirement obligation	—	(404)
Other loss	4,400	—
Funds flow from operations	$108,598	$78,943

(1) Funds flow from operations is a non-GAAP measure which does not have any standardized meaning prescribed under generally accepted accounting principles in the United States of America (“GAAP”). Management uses this financial measure to analyze operating performance and the income generated by Gran Tierra Energy’s principal business activities prior to the consideration of how non-cash items affect that income, and believes that this financial measure is also useful supplemental information for investors to analyze operating performance and Gran Tierra Energy’s financial results. Investors should be cautioned that this measure should not be construed as an alternative to net income or other measures of financial performance as determined in accordance with GAAP. Gran Tierra Energy’s method of calculating this measure may differ from other companies and, accordingly, it may not be comparable to similar measures used by other companies. Funds flow from operations, as presented, is net income adjusted for depletion, depreciation, accretion and impairment (“DD&A”), deferred taxes, stock-based compensation, unrealized foreign exchange gain or loss, settlement of asset retirement obligation and other loss.

First Quarter 2013 Financial Highlights:

Revenue and other income increased by 32% to $205.4 million in the first quarter of 2013 compared with $156.0 million in the comparable period in 2012 due to increased production, partially offset by decreased average realized oil prices. Alternative transportation arrangements to minimize the impact of pipeline disruptions in Colombia, a decrease in oil inventory in Colombia, and production from new wells in Colombia and Argentina all had a positive impact on production in 2013. The net inventory reduction accounted for 0.1 million barrels ("MMbl") or 1,554 BOEPD of the reported increase in production. Production during the first quarter of 2013, reflected approximately 44 days of oil delivery restrictions in Colombia.

Average realized oil prices decreased by 6% to $99.17 per barrel ("bbl") in the first quarter of 2013 from $105.36 per bbl in the comparable period in 2012. In Colombia, the average realized oil price decreased by 7% to $103.08 per bbl compared with $110.92 per bbl in the comparable period in 2012. Average Brent oil prices in the first quarter of 2013 were $112.51 per bbl compared with $118.56 per bbl in the comparable period in 2012. West Texas Intermediate (“WTI”) oil prices in the first quarter of 2013 averaged $94.40 per barrel compared with $102.89 per bbl in the comparable period in 2012. During the first quarter of 2013, 28% of the company's oil and gas sales in Colombia were to a customer where the realized price is adjusted for trucking costs. The effect on the Colombian realized price was a reduction of approximately $5.10 per bbl to $103.08 per bbl.

Operating expenses in the first quarter of 2013 were $41.0 million, or $19.46 per barrel of oil equivalent (“BOE”), compared with $24.5 million, or $16.07 per BOE, in the comparable period in 2012. The increase in operating expenses was primarily due to an increase of $13.5 million in Colombia mainly due to increased production volumes, Ecopetrol S.A. ('Ecopetrol") operated Trans-Andean oil pipeline (the "OTA pipeline”) transportation costs recorded as operating costs versus as a reduction of revenue effective February 1, 2012, pursuant to a change in the sales point on that date, and increased G&A allocations to operating costs. The estimated net effect of OTA pipeline disruptions on Colombian transportation costs for the three months ended March 31, 2013 was neutral, with the increased trucking costs to an alternative pipeline offset by the absence of OTA pipeline charges relating to both these volumes and the volumes sold at the Costayaco battery. The trucking costs associated with the volumes sold at the Costayaco battery were a reduction of the realized price rather than recorded as transportation expenses and the effect on the realized price is as quantified above.

DD&A expenses in the first quarter of 2013 decreased to $58.4 million from $60.4 million in the comparable period in 2012. The impact of increased production was more than offset by the absence of impairment charges. DD&A expenses in the first quarter of 2012 included a $20.2 million ceiling test impairment in the company's Brazil cost center related to seismic and drilling costs on Block BM-CAL-10. On a per BOE basis, the depletion rate decreased by 30% to $27.71 from $39.62. The decrease was mainly due to the impairment charges of $13.26 per BOE in the comparable period in 2012. Increased costs in the depletable base were partially offset by increased reserves.

General and administrative (“G&A”) expenses in the first quarter of 2013 of $11.4 million decreased by 28% from $15.9 million in the comparable period in 2012. Increased employee related costs reflecting expanded operations were more than offset by increased recoveries and higher G&A allocations to operating expenses and capital projects in all business units. G&A expenses per BOE in the first quarter of 2013, of $5.42 were 48% lower compared with $10.44 in the comparable period in 2012.

In the first quarter of 2013, the foreign exchange gain was $5.2 million, comprising a $6.7 million unrealized non-cash foreign exchange gain, offset by realized foreign exchange losses of $1.5 million. The foreign exchange gain was a result of a net monetary liability position in Colombia combined with the weakening of the Colombian Peso; whereas, the foreign exchange losses resulted from a net monetary asset position in Argentina and the weakening of the Argentina Peso. For the first quarter of 2012, there was a foreign exchange loss of $24.4 million, of which $21.4 million was an unrealized non-cash foreign exchange loss.

Other loss in the three months ended March 31, 2013, relates to a contingent loss accrued in connection with a legal dispute where Gran Tierra Energy received an adverse legal judgment within the quarter. Gran Tierra Energy has filed an appeal against the judgment.

Income tax expense was $37.4 million in the first quarter of 2013, compared with $31.1 million in the comparable period in 2012. The increase was primarily due to higher income before tax.

Net income in the first quarter of 2013 was $57.9 million, compared with a loss of $0.3 million in the comparable period in 2012. On a per share basis, net income increased to $0.21 per share basic and $0.20 per share diluted from $0.00 per share basic and diluted in the comparable period in 2012. In 2013, increased oil and natural gas sales, decreased DD&A and G&A expenses and a foreign exchange gain, were partially offset by increased operating and income tax expenses and other losses.

Balance Sheet Highlights:

Cash and cash equivalents were $235.9 million at March 31, 2013, compared with $212.6 million at December 31, 2012. The increase in cash and cash equivalents during 2013 was primarily the result of funds flow from operations of $108.6 million, a change in net assets and liabilities from operating activities of $1.2 million and proceeds from issuance of common stock from the exercise of stock options of $1.6 million, partially offset by capital expenditures of $87.4 million, and a $0.7 million increase in restricted cash.

Working capital (including cash and cash equivalents) was $246.8 million at March 31, 2013, a $24.4 million increase from December 31, 2012. The increase was primarily a result of the following: a $23.3 million increase in cash and cash equivalents; a $27.9 million increase in accounts receivable primarily related to increased volumes sold and increased prices for sales to Ecopetrol in Colombia, partially offset by the impact of a reduction in the number of days of sales outstanding in Argentina; and a $24.1 million decrease in accounts payable and accrued liabilities due to the impact of reduced capital activity and the timing of payments for drilling in Colombia. These increases in cash and working capital were partially offset by the following: a $15.1 million decrease in inventory primarily due to the timing of recognition of oil sales to a customer in Colombia where the sale is recognized when the customer exports oil; a $25.6 million decrease in taxes receivable due to the reimbursement of value added tax receivable and the utilization of 2012 income tax installments paid in Colombia; and a $9.0 million increase in taxes payable due to increased taxable income in Colombia.

Production Highlights:

Production for the first quarter of 2013 averaged approximately 21,869 BOEPD NAR before inventory changes or 23,424 BOEPD NAR after inventory changes (97% oil), an increase of approximately 40% versus 16,742 BOEPD NAR in 2012, consisting of 19,404 BOEPD NAR in Colombia (100% oil), 3,311 BOEPD NAR in Argentina (81% oil) and 709 barrels of oil per day ("BOPD") NAR in Brazil. Production in April 2013 averaged approximately 22,000 BOEPD NAR.

Production for the first quarter of 2013 was above expectations due to the successful execution of measures to mitigate the impact of disruptions in the OTA pipeline in Colombia. Alternative transportation arrangements to minimize the impact of pipeline disruptions in Colombia, a decrease in oil inventory in Colombia, and production from new wells in Colombia and Argentina all had a positive impact on production in the first quarter of 2013.

First Quarter 2013 Operational Highlights

Colombia

Chaza Block, Putumayo Basin (Gran Tierra Energy 100% Working Interest ("WI") and operator)

Moqueta Field

The Moqueta-9D appraisal well was spud on January 20, 2013 to test the northwest extent of the Moqueta field. It discovered hydrocarbons in a different fault block, separate from the main Moqueta oil accumulation. The T-Sandstone tested gas and the combined Caballos and U-Sandstone formations tested oil and water. These results, integrated with seismic and other wells drilled to date, indicate the well has defined the northern margin of the main Moqueta oil accumulation.  The down-dip extent of the oil column to the west, south and east, and the lateral extent of the structure to the east, have not yet been defined by drilling, with this additional resource potential to be defined with Gran Tierra Energy's ongoing drilling campaign.

The Moqueta-10 well has begun drilling. This well will be used as a water injection well to assist with pressure support in the Moqueta field to support production growth from existing and future planned production wells. This well is being drilled to the far western flank of the field, and may provide additional information on the down-dip extent of the oil column in the primary reservoirs in the main block, which has not yet been determined. This well will be followed by Moqueta-11, which is planned to be a production well.

Costayaco Field

The Costayaco-18 development well was spud on March 19, 2013 and reached a total depth of 8,857 feet measured depth. This well is expected to be on production in late May to assist in maintaining plateau production at the Costayaco field.

Guayuyaco Block (70% WI and operator, Ecopetrol 30% WI)

The next exploration well in Colombia is expected to be the Miraflor West-1 oil exploration well on the Guayuyaco Block. Civil construction is ongoing and the well is expected to be spud in the second quarter of 2013.

Llanos-22 Block, Llanos Basin (Gran Tierra Energy 45% WI CEPSA 55% WI and non-operated)

The Ramiriqui-1 oil exploration well is located in the Andean foothills trend of the Llanos Basin. Gran Tierra Energy, along with its operating partner Compania Espanola de Petroleos Colombia, S.A.U. (“CEPCOLSA”), previously completed initial testing on Ramiriqui-1 by collecting reservoir data and fluid samples from the Mirador formation. Long-term test of the Ramiriqui-1 well started on April 22, 2013 with Gran Tierra Energy's share of current production at approximately 300 BOPD NAR while additional compression and unloading facilities are constructed to handle associated gas production.

Argentina

Puesto Morales Block, Neuquen Basin (100% WI and operator)

The drilling program on the Puesto Morales Block was initiated earlier than planned with two successful vertical development wells; PMN-1130-SB and PMN-1131-SB currently on production. With the previous announcement of the successful flow test for the PMN-1117 horizontal well, Gran Tierra Energy plans to replace the two development wells, originally planned for the second half of 2013, with a horizontal well into the Loma Montosa formation in the third quarter of 2013, to further evaluate this new play.

Peru

Block 95 (100% WI and operator)

Gran Tierra Energy completed drilling and initial testing of the Vivian formation sandstone reservoir in the Bretaña Norte 95-2-1XD exploration well. Log interpretations and MDT fluid and pressure sampling had indicated the presence of an oil-bearing sandstone reservoir in the Vivian formation with an approximate gross oil column thickness of 99 feet and 53 feet net pay thickness. Laboratory analysis of the oil samples indicate the oil has a gravity of 18.5 degrees API.

A drill stem test was conducted over a 29 foot interval. Approximately 1,170 BOPD was produced on natural flow without pumps for 19.65 hours with 0% water cut through a 46/64 inch choke. The choke size was then increased to a 64/64 inch and oil flow increased to approximately 1,984 BOPD on natural flow without pumps over a period of 1.5 hours with 0% water cut. The wellhead flowing pressure and temperature were increasing through the test, indicating that the formation was cleaning up and oil flow was increasing over the duration of the test. The test was successfully concluded when available crude oil storage capacity had been achieved.

Gran Tierra Energy has completed drilling a 470 meter horizontal side-track extension of the Bretaña Norte 95-2-1XD oil discovery well, where very high quality sands with very good oil shows were encountered. Upon completion, a short test is expected to be conducted in May 2013. Plans are ongoing to initiate long-term testing from this horizontal well, with production to be initiated within a year. In addition, a Preliminary Front End Engineering Design has been initiated for the Bretaña Norte field development to support reserves booking, with results expected before year-end.

In its press release dated June 11, 2012, Gran Tierra Energy announced the results of a contingent gross lease resource estimate for the oil discovery on Block 95, provided by its independent reserves auditor, GLJ Petroleum Consultants effective June 1, 2012, before the drilling of the Bretaña Norte 95-2-1XD exploration well. The resource estimate was prepared in compliance with National Instrument 51-101 – Standards of Disclosure for Oil and Gas Activities and the Canadian Oil and Gas Evaluation Handbook. The estimates included a low estimate “1C” contingent resources of 11.5 million stock tank barrels of oil (“MMSTB”), a best estimate “2C” contingent resources of 31.6 MMSTB and a high estimate “3C” contingent resources of 88.1 MMSTB. There is no certainty that it will be commercially viable to produce any portion of these resources. Additional information respecting such contingent resource estimates is included in the June 11, 2012, press release and under the heading “Forward-Looking Statements and Legal Advisories” below.

Brazil

Gran Tierra Energy's horizontal multi-stage fracture stimulation exploration drilling program in the Recôncavo Basin onshore Brazil is ongoing, with results of the program expected mid-year.

2013 Work Program and Capital Expenditure Program Update

Gran Tierra Energy's planned capital program for its exploration and production operations in Colombia, Brazil, Peru and Argentina for 2013 has been revised to $424 million from $363 million. This includes: $223 million for Colombia; $77 million for Brazil; $20 million for Argentina; $101 million for Peru; and $3 million associated with corporate activities. The majority of the increase associated with Gran Tierra Energy's capital spending is in Peru and is associated with the Bretaña Norte 95-2-1XD sidetrack well and additional 2-D seismic. The capital spending program allocates $218 million for drilling, $73 million for facilities, pipelines and other, and $130 million for geological and geophysical expenditures. Of the $218 million allocated to drilling, approximately $100 million is for exploration and the balance is for appraisal and development drilling. The planned program currently contemplates the drilling of nine wells in Colombia, three wells in Argentina, three wells in Brazil and two wells in Peru. The approved 2013 capital spending program also includes funds for 1,330 km of 2D and 308 km2 of 3D seismic acquisition programs in Colombia, Peru, Argentina and Brazil, primarily in preparation for additional exploration and production drilling operations in 2013 and beyond. The 2013 work program and budget is expected to be funded primarily from cash and cash flows from operations with potential periodic draws on Gran Tierra Energy's credit facility at current oil prices.

Excluding potential exploration success, production in 2013 is expected to average 27,500 BOEPD gross WI with no pipeline disruptions. Production is expected to average 20,000 BOEPD NAR before inventory adjustments assuming a 10% contingency for potential disruptions and $100 average price for Brent. Approximately 96% of this production consists of light oil, with the balance consisting of natural gas.

Conference Call Information:

Gran Tierra Energy Inc. will host its first quarter 2013 results conference call on Monday, May 6, 2013, at 2:00 p.m. Mountain Time.

President and Chief Executive Officer, Dana Coffield, Chief Operating Officer, Shane O'Leary, and Chief Financial Officer, James Rozon, will discuss Gran Tierra Energy's financial and operating results for the quarter and then take questions from securities analysts and institutional shareholders.

Interested parties may access the conference call by dialing 1-866-383-8009 (domestic) or 1-617-597-5342 (international), pass code 59473114. The call will also be available via webcast at www.grantierra.com, www.streetevents.com, or www.fulldisclosure.com. The webcast will be available on Gran Tierra Energy's website until the next earnings call.

For interested parties unable to participate, an audio replay of the call will be available beginning two hours after the call until 11:59 p.m. on May 27, 2013.  To access the replay dial 1-888-286-8010 (domestic) or 1-617-801-6888 (international) pass code 84955565.

Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast.

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc. is an international oil and gas exploration and production company, headquartered in Calgary, Canada, incorporated in the United States, trading on the NYSE MKT (GTE) and the Toronto Stock Exchange (GTE), and operating in South America. Gran Tierra Energy holds interests in producing and prospective properties in Argentina, Colombia, Peru, and Brazil. Gran Tierra Energy has a strategy that focuses on establishing a portfolio of producing properties, plus production enhancement and exploration opportunities to provide a base for future growth. Additional information concerning Gran Tierra Energy is available at www.grantierra.com. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.

Gran Tierra Energy’s Securities and Exchange Commission filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at http://www.sedar.com.

Forward Looking Statements and Legal Advisories:

Readers are cautioned that the well-flow test results disclosed in this press release are not necessarily indicative of long term performance or of ultimate recovery.

Contingent resources are those quantities of petroleum estimated, as of a given date, to be potentially recoverable from known accumulations using established technology or technology under development, but which are not currently considered to be commercially recoverable due to one or more contingencies. Contingencies may include factors such as economic, legal, environmental, political, and regulatory matters, or a lack of markets. It is also appropriate to classify as contingent resources the estimated discovered recoverable quantities associated with a project in the early evaluation stage. Contingent resources are further classified in accordance with the level of certainty associated with the estimates and may be subclassified based on project maturity and/or characterized by their economic status.

This news release contains certain forward-looking information, forward-looking statements and forward-looking financial outlook (collectively, “forward-looking statements”) under the meaning of applicable securities laws, including Canadian Securities Administrators' National Instrument 51-102 - Continuous Disclosure Obligations and the United States Private Securities Litigation Reform Act of 1995. The use of the words “expect”, “plan”, “estimate”, “believe”, “anticipate”, “will”, “potential”, “may” derivations of these words and similar expressions are intended to identify forward-looking statements. In particular, but without limiting the foregoing, forward-looking statements include statements regarding: drilling, testing and production expectations, including without limitation, the timing of operations, the oil-bearing potential of certain reservoirs and expectations with respect to the results of drilling, testing and exploration activities; Gran Tierra Energy's planned capital program and the allocation of capital, including under the caption “2013 Work Program and Capital Expenditure Program Update”; expected funding of the capital program out of cash flow and cash on hand at current production and commodity price levels, and potential draws on the credit facility; production expectations; Gran Tierra Energy's planned operations, including as described under the captions “Colombia”, “Peru”, “Brazil” and “Argentina” in the section “First Quarter 2013 Operational Highlights”; together with all other statements regarding expected or planned development, testing, drilling, production, expenditures or exploration, or that otherwise reflect expected future results or events. Statements relating to “resources” are forward-looking statements as they involve the implied assessment, based on estimates and assumptions, that the resources described exist in the quantities predicted or estimated and can be profitably produced in the future.

The forward-looking statements contained in this news release reflect several material factors and expectations and assumptions of Gran Tierra Energy including, without limitation, assumptions relating to log evaluations, that Gran Tierra Energy will continue to conduct its operations in a manner consistent with past operations, the accuracy of resource estimates; the accuracy of testing and production results and seismic data, pricing and cost estimates, rig availability, the effects of drilling down-dip, the effects of waterflood and multi-stage fracture stimulation operations and the general continuance of current or, where applicable, assumed operational, regulatory and industry conditions. Gran Tierra Energy believes the material factors, expectations and assumptions reflected in the forward-looking statements are reasonable at this time but no assurance can be given that these factors, expectations and assumptions will prove to be correct.

The forward-looking statements contained in this news release are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements, including, among others: Gran Tierra Energy's operations are located in South America, and unexpected problems can arise due to guerilla activity, technical difficulties and operational difficulties which may impact its testing and drilling operations, and the production, transportation or sale of its products; geographic, political, regulatory and weather conditions can impact testing and drilling operations and the production, transportation or sale of its products; the OTA pipeline may continue to experience disruptions and if further disruptions occur, service at the OTA pipeline may not continue on the timelines or to the capacity expected by or favorable to Gran Tierra Energy; attempts to mitigate the effect of disruptions of the OTA pipeline may not have the impact currently anticipated by Gran Tierra Energy; waterflood and multi-stage fracture stimulation operations may not have the impact, including with respect to reserve recovery improvements, currently anticipated by Gran Tierra Energy; permits and approvals from regulatory and governmental authorities may not be received in the manner or on the timelines expected or at all; and the risk that current global economic and credit market conditions may impact oil prices and oil consumption more than Gran Tierra Energy currently predicts, which could cause Gran Tierra Energy to modify its exploration, drilling and/or construction activities. Although the current capital spending program of Gran Tierra Energy is based upon the current expectations of the management of Gran Tierra Energy, there may be circumstances in which, for unforeseen reasons, a reallocation of funds may be necessary as may be determined at the discretion of Gran Tierra Energy and there can be no assurance as at the date of this press release as to how those funds may be reallocated. Should any one of a number of issues arise, Gran Tierra Energy may find it necessary to alter its current business strategy and/or capital spending program.

Accordingly, readers should not place undue reliance on the forward-looking statements contained herein. Further information on potential factors that could affect Gran Tierra Energy are included in risks detailed from time to time in Gran Tierra Energy's Securities and Exchange Commission filings, including, without limitation, under the caption “Risk Factors” in Gran Tierra Energy's Annual Report on Form 10-K filed February 26, 2013. These filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at www.sedar.com.  The forward-looking statements contained herein are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this press release are made as of the date of this press release and Gran Tierra Energy disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities legislation.

BOE’s may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf : 1 bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. In addition, given that the value ratio based on the current price of oil as compared with natural gas is significantly different from the energy equivalent of six to one, utilizing a BOE conversion ratio of 6 Mcf: 1 bbl would be misleading as an indication of value.

Contact Information

For investor and media inquiries please contact:
Jason Crumley
Director, Investor Relations
403-265-3221
info@granterra.com
www.grantierra.com

Basis of Presentation of Financial Results:

Gran Tierra Energy’s financial results are reported in United States dollars and prepared in accordance with generally accepted accounting principles in the United States.

Gran Tierra Energy Inc.
Condensed Consolidated Statements of Operations and Retained Earnings (Unaudited)
(Thousands of U.S. Dollars, Except Share and Per Share Amounts)

	Three Months Ended March 31,
	2013	2012
REVENUE AND OTHER INCOME
Oil and natural gas sales	$204,780	$155,248
Interest income	591	703
	205,371	155,951
EXPENSES
Operating	41,015	24,487
Depletion, depreciation, accretion and impairment	58,412	60,367
General and administrative	11,421	15,899
Foreign exchange (gain) loss	(5,229)	24,375
Other loss	4,400	—
	110,019	125,128

INCOME BEFORE INCOME TAXES	95,352	30,823
Income tax expense	(37,439)	(31,136)
NET INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)	57,913	(313)
RETAINED EARNINGS, BEGINNING OF PERIOD	284,673	185,014
RETAINED EARNINGS, END OF PERIOD	$342,586	$184,701

NET INCOME (LOSS) PER SHARE — BASIC	$0.21	$0.00
NET INCOME (LOSS) PER SHARE — DILUTED	$0.20	$0.00
WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	282,138,525	278,734,280
WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED	285,026,183	278,734,280

Gran Tierra Energy Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Thousands of U.S. Dollars, Except Share and Per Share Amounts)

	March 31, 2013	December 31, 2012
ASSETS
Current Assets
Cash and cash equivalents	$235,910	$212,624
Restricted cash	1,375	1,404
Accounts receivable	147,791	119,844
Inventory	18,320	33,468
Taxes receivable	14,326	39,922
Prepaids	4,332	4,074
Deferred tax assets	1,361	2,517
Total Current Assets	423,415	413,853

Oil and Gas Properties (using the full cost method of accounting)
Proved	802,267	813,247
Unproved	418,647	383,414
Total Oil and Gas Properties	1,220,914	1,196,661
Other capital assets	8,946	8,765
Total Property, Plant and Equipment	1,229,860	1,205,426

Other Long-Term Assets
Restricted cash	2,386	1,619
Deferred tax assets	2,807	1,401
Taxes receivable	2,564	1,374
Other long-term assets	7,448	6,621
Goodwill	102,581	102,581
Total Other Long-Term Assets	117,786	113,596

Total Assets	$1,771,061	$1,732,875
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$66,058	$102,263
Accrued liabilities	78,480	66,418
Taxes payable	31,387	22,339
Deferred tax liabilities	668	337
Asset retirement obligation	—	28
Total Current Liabilities	176,593	191,385

Long-Term Liabilities
Deferred tax liabilities	211,515	225,195
Equity tax payable	3,437	3,562
Asset retirement obligation	18,930	18,264
Other long-term liabilities	7,382	3,038
Total Long-Term Liabilities	241,264	250,059

Shareholders’ Equity
Common shares (269,518,147 and 268,482,445 common shares and 13,122,988 and 13,421,488 exchangeable shares, par value $0.001 per share, issued and outstanding as at March 31, 2013 and December 31, 2012, respectively)	8,973	7,986
Additional paid in capital	1,001,645	998,772
Warrants	—	—
Retained earnings	342,586	284,673
Total Shareholders’ Equity	1,353,204	1,291,431

Total Liabilities and Shareholders’ Equity	$1,771,061	$1,732,875

Gran Tierra Energy Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Thousands of U.S. Dollars)

	Three Months Ended March 31,
	2013	2012
Operating Activities
Net income (loss)	$57,913	$(313)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, accretion and impairment	58,412	60,367
Deferred taxes	(7,450)	(5,250)
Stock-based compensation	2,067	3,192
Unrealized foreign exchange (gain) loss	(6,744)	21,351
Settlement of asset retirement obligation	—	(404)
Other loss	4,400	—
Net change in assets and liabilities from operating activities
Accounts receivable and other long-term assets	(29,387)	(72,865)
Inventory	11,643	(4,500)
Prepaids	(258)	(618)
Accounts payable and accrued and other liabilities	(14,731)	(34,035)
Taxes receivable and payable	33,926	19,595
Net cash provided by (used in) operating activities	109,791	(13,480)

Investing Activities
Increase in restricted cash	(738)	(31,037)
Additions to property, plant and equipment	(87,378)	(77,983)
Net cash used in investing activities	(88,116)	(109,020)

Financing Activities
Proceeds from issuance of shares of Common Stock	1,611	891
Net cash provided by financing activities	1,611	891

Net increase (decrease) in cash and cash equivalents	23,286	(121,609)
Cash and cash equivalents, beginning of period	212,624	351,685
Cash and cash equivalents, end of period	$235,910	$230,076

Cash	$230,767	$148,035
Term deposits	5,143	82,041
Cash and cash equivalents, end of period	$235,910	$230,076